EXHIBIT 99

UNITED COMMUNITY FINANCIAL CORP.

275 Federal Plaza West
Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592

United Community Financial Corp. Announces
Earnings for First Quarter 2005

YOUNGSTOWN, Ohio (April 20, 2005) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $4.9 million, or $0.17 per diluted share, for the quarter ended March 31, 2005, compared to $5.5 million, or $0.18 per diluted share, for the quarter ended March 31, 2004. Annualized return on average equity for the first quarter of 2005 was 7.62% versus 8.02% for the same period in 2004.

Chairman and Chief Executive Officer Douglas M. McKay said the company was pleased with the quarter. “Our focus on growth in our core products resulted in continued increases in net loans and deposits during the first quarter of 2005, and we believe there is ample opportunity for this momentum to continue through 2005,” McKay said. “Our priorities remain to grow our core banking products and our Butler Wick financial services business, maintain credit quality and provide value for our shareholders. Our recent increase in cash dividends paid represents a dividend payout ratio of 49% of our first quarter earnings.”

First Quarter Results

Net interest income for the first quarter was $18.8 million, up from $18.0 million in the first quarter of last year as a result of average interest earning assets increasing 13.1%. Growth in average loans continued into 2005 as the average balance of net loans increased $234.5 million or 14.5% over the first three months of 2004.

The net interest margin for the first quarter of 2005 was 3.46% compared to 3.76% for the same period a year ago. The 30 basis point compression in the Company’s margin was a result of funding costs increasing at a faster rate than the yield on average interest earning assets.

The provision for loan losses increased $174,000 for the three months ended March 31, 2005, compared to the same period in 2004. The increase was a result of management’s review of the allowance for loan losses after consideration was given to levels and trends of delinquencies, reserve coverage ratio and other factors in relation to the portfolio.

Total non-interest income decreased $1.5 million to $8.9 million for the three months ended March 31, 2005, compared to $10.3 million for the same period in 2004. During the first quarter of 2005, Home Savings realized lower gains on the sale of securities compared to the first quarter of 2004. Home Savings also sold fewer loans, resulting in lower gains than were realized in the first quarter of 2004.

Financial Condition

United Community’s return on average assets and return on average equity were 0.85% and 7.62%, respectively, for the three months ended March 31, 2005. The returns on average assets and average equity were 1.07% and 8.02%, respectively, for the three months ended March 31, 2004.

Total assets increased by $57.4 million, or 2.5%, to $2.3 billion at March 31, 2005, compared to December 31, 2004. The net change in assets was a result of increases of $103.0 million in net loans, $5.1 million in trading securities, $1.3 million in real estate and other repossessed assets and $574,000 in other assets, offset by decreases of $38.7 million in loans held for sale and $14.1 million in available for sale securities. Total liabilities increased $56.8 million primarily as a result of a $34.1 million increase in borrowed funds and a $24.0 million increase in deposits.

Net loans increased $102.9 million, or 5.7%, from December 31, 2004 to March 31, 2005. Home Savings had increases of $49.3 million in real estate loans, $24.1 million in construction loans, $27.9 million in consumer loans and $1.4 million in commercial loans. The allowance for loan losses decreased $104,000 at March 31, 2005 to $15.8 million from $15.9 million at December 31, 2004. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries, and potential risk in the portfolios. The allowance for loan losses as a percentage of total loans was 0.82% at March 31, 2005, compared to 0.87% at December 31, 2004.

The increase in borrowed funds was due primarily to an increase in short-term borrowings of $34.2 million from December 31, 2004 to March 31, 2005. These funds were used to fund loan growth in excess of deposit growth.

Total shareholders’ equity increased $560,000 from December 31, 2004 to March 31, 2005, largely due to earnings for the quarter, partially offset by an increase in unrealized losses in the available for sale portfolio and dividends paid to shareholders. Tangible book value and book value as of March 31, 2005, were $6.95 and $8.12 per share, respectively. For the period ending December 31, 2004, tangible book value and book value were $6.92 and $8.09 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 36 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community’s web site: www.ucfconline.com.

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      When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	March 31, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$40,310	$40,281
Securities	221,702	230,720
Federal Home Loan Bank stock, at cost	23,096	22,842
Loans held for sale	20,438	59,099
Loans:
Real estate	1,196,560	1,147,261
Construction	372,558	348,423
Consumer	295,594	267,646
Commercial	69,925	68,523
Allowance for loan losses	(15,773)	(15,877)
Real estate owned and other repossessed assets	2,980	1,682
Goodwill	33,593	33,593
Core deposit intangible	2,701	2,887
Cash surrender value of life insurance	21,616	21,406
Other assets	59,876	59,302

Total assets	$2,345,176	$2,287,788

LIABILITIES
Deposits
Interest-bearing	$1,462,421	$1,437,987
Noninterest-bearing	84,559	84,965
Other borrowed funds
Short-term	309,826	275,583
Long-term	207,755	207,920
Other liabilities	27,703	28,981

Total liabilities	2,092,264	2,035,436

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at March 31, 2004	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 and 37,804,457 issued, respectively	142,675	142,337
Retained earnings	196,064	193,690
Other comprehensive income	(963)	1,063
Unearned compensation	(14,475)	(14,930)
Treasury stock, at cost; 6,654,951 and 6,602,477 shares, respectively	(70,389)	(69,808)

Total shareholders’ equity	252,912	252,352

Total liabilities and shareholders’ equity	$2,345,176	$2,287,788

Book value per share	$8.12	$8.09
Tangible book value per share	$6.95	$6.92

	Three Months Ended
	March 31,
	2005	2004
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):
Interest income	$30,763	$27,075
Interest expense	12,011	9,067

Net interest income	18,752	18,008

Provision for loan losses	633	459
Noninterest income:
Brokerage commissions	4,624	4,652
Service fees and other charges	3,118	2,890
Underwriting and investment banking	121	372
Net gains (losses):
Loans sold	248	901
Securities	21	837
Other	5	(9)
Other income:	731	688

Total noninterest income	8,868	10,331

Noninterest expense:
Salaries and employee benefits	12,612	12,665
Occupancy	1,048	914
Equipment and data processing	2,329	2,335
Amortization of core deposit intangible	186	257
Other noninterest expense	3,482	3,343

Total noninterest expense	19,657	19,514

Income before taxes	7,330	8,366
Income taxes	2,449	2,893

Net income	$4,881	$5,473

Basic earnings per share	$0.17	$0.18
Diluted earnings per share	$0.17	$0.18
Dividends paid per share	$0.0825	$0.0750

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	September 30,
	2005	2004	2004
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,773, $15,877 and $25,128, respectively)	$1,853,715	$1,788,141	$1,794,576
Loans held for sale	47,709	65,910	17,852
Securities	223,623	226,122	229,524
Margin accounts	15,324	14,308	14,427
Other interest-earning assets	26,526	26,447	26,368
Total interest-earning assets	2,166,897	2,120,928	2,082,747
Total assets	2,305,007	2,257,697	2,216,353
Certificates of deposit	845,650	820,739	791,591
Interest-bearing checking, demand and savings accounts	599,008	619,847	610,603
Other interest-bearing liabilities	485,558	447,762	451,931
Total interest-bearing liabilities	1,930,216	1,888,348	1,854,125
Noninterest-bearing deposits	85,411	82,719	76,297
Total noninterest-bearing liabilities	118,594	118,727	112,791
Total liabilities	2,048,810	2,007,075	1,966,898
Shareholders’ equity	256,197	250,620	249,455
Common shares outstanding for basic EPS calculation	28,815	28,724	28,629
Common shares outstanding for diluted EPS calculation	29,140	29,114	29,031

SUPPLEMENTAL LOAN DATA:

Loans originated	$289,680	$270,835	$300,806
Loans purchased	71,240	74,947	48,910
Loans sold	44,765	49,750	49,151
Loan chargeoffs	762	7,885	404
Recoveries on loans	25	317	36

	As of	As of	As of
	March 31,	December 31,	September 30,
	2005	2004	2004
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$27,233	$19,225	$14,432
Restructured loans	1,697	1,366	1,183
Real estate owned and other repossessed assets	2,980	1,682	699
Total nonperforming assets	32,134	23,864	16,314
Mortgage loans serviced for others	677,833	666,997	646,670
Securities trading, at fair value	37,419	32,316	28,827
Securities available for sale, at fair value	184,283	198,404	189,864
Federal Home Loan Bank stock, at cost	23,096	22,842	22,601

Number of full time equivalent employees	799	789	804

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.43%	8.36%	8.05%
Tier 1 risk-based capital ratio	10.02%	9.88%	9.41%
Total risk-based capital ratio	10.87%	10.75%	10.66%